EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 13, 2008, with respect to the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph related to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48) and internal control over financial reporting (which report disclaimed an opinion) included in the Annual Report of Force Protection Inc. on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

Columbia, South Carolina

November 19, 2008